Contacts:	Carl M. Mills QuickLogic Corporation Chief Financial Officer (408) 990-4000 cmills@quicklogic.com	Ann McMichael QuickLogic Corporation IR Manager (416) 497-8884 amcmichael@quicklogic.com

For Immediate Release

QUICKLOGIC CORPORATION ANNOUNCES FIRST
QUARTER FISCAL 2003 FINANCIAL RESULTS

REVENUE INCREASES 12%

SUNNYVALE, Calif.—April 23, 2003 —QuickLogic Corporation, (Nasdaq: QUIK), the pioneer of Embedded Standard Products (ESPs), today announced its financial results for the first quarter ended March 31, 2003.

Net revenue for the first quarter of 2003 was $9.4 million, up 26% from net revenue of $7.5 million in the first quarter of 2002, and up 12% sequentially compared to the fourth quarter of 2002.  ESP products contributed 42% of revenue in the first quarter of 2003.  Net losses for the first quarter were $1.6 million, or $0.07 per share, compared to a net loss of $3.7 million, or $0.16 per share, in the first quarter of 2002, and compared to a net loss of $18.4 million, or $0.78 per share, in the fourth quarter of 2002.

“Orders from our customers increased significantly in the fourth quarter and again in Q1.  We returned to double-digit revenue growth in the first quarter,” said Tom Hart, chairman, president and CEO.  “We also reduced our net loss and had a positive operating cash flow during the quarter.  From many perspectives — demand for our products, quarterly revenue, net income and cash flow from operations — we had our best results since early in 2001.”

Conference Call

Our conference call is being webcast by CCBN and can be accessed via QuickLogic’s website at www.quicklogic.com. For access to the conference call, please call 800-314-7867 by 2:20 p.m. Pacific Time on April 23rd. A recording of the call will be available starting two hours after the completion of the call. To access the recording, please call 888-203-1112. You will need to reference the passcode: 341545 for the live and recorded call. Both the webcast and the call recording will be archived until May 7th, 2003.

About QuickLogic

QuickLogic Corporation (Nasdaq:QUIK) began developing the Embedded Standard Product (ESP) architecture in 1998, an innovation that delivers the guaranteed performance and lower cost of standard semiconductor products and the flexibility and time-to-market benefits of programmable logic. QuickLogic’s ViaLink metal-to-metal interconnect technology offers high performance and is the foundation of the company’s ESP families as well as our core FPGA products. Founded in 1988, the company is located at 1277 Orleans Drive, Sunnyvale, CA 94089-1138. For more information on the company and its products, please call QuickLogic at 408-990-4000 or visit the QuickLogic web site at www.quicklogic.com.

Safe Harbor Statement Under The Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements relating to our earnings outlook and the market promise for embedded standard products.  Actual results could differ materially from such forward-looking statements.  Factors that could cause actual results to differ materially include delays in the acceptance of the company’s ESPs, level of customer design activity, intense competition including the introduction of new products by competitors, ability to hire and retain qualified personnel and the ability to introduce new products based on advanced wafer technology.  These factors and others are described in more detail in the Company’s public reports filed with the Securities and Exchange Commission, including the risks discussed in the “Risk Factors” section in the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q and in the Company’s prior press releases.

QuickLogic, the QuickLogic logo, and ViaLink are registered trademarks and QuickDSP, QuickPCI, QuickRAM, QuickSD, and QuickFC are registered trademarks of QuickLogic Corporation. All other brands or trademarks are the property of their respective holders and should be treated as such.

Note to Editors: Financial Tables Follow

QUICKLOGIC CORPORATION
CONSOLIDATED STATEMENT OF OPERATIONS
(In thousands, except per share amounts)
(unaudited)

	Three months ended
	Mar 31,	Mar 31,	Dec 31,
	2003	2002	2002

Revenue	$9,401	$7,481	$8,425
Cost of revenue	4,537	4,367	4,381
Gross profit	4,864	3,114	4,044
Operating expenses:
Research and development	2,328	3,277	2,480
Selling, general and administrative	4,135	3,633	3,822
Goodwill impairment	—	—	11,428
Restructuring costs	—	—	783
Total operating expenses	6,463	6,910	18,513
Income (loss) from operations	(1,599)	(3,796)	(14,469)

Write-down of marketable securities	—	—	(3,816)
Interest and other income, net	(35)	91	(129)
Income (loss) before taxes	(1,634)	(3,705)	(18,414)
Provision for income tax	—	—	—
Net income (loss)	$(1,634)	$(3,705)	$(18,414)

Net income (loss) per share:
Basic	$(0.07)	$(0.16)	$(0.78)
Diluted	$(0.07)	$(0.16)	$(0.78)

Shares used in per share calculations:
Basic	23,746	23,175	23,565
Diluted	23,746	23,175	23,565

QUICKLOGIC CORPORATION
CONSOLIDATED BALANCE SHEETS
(In thousands, except per value amount)

	(Unaudited)	(Audited)
	Mar 31,	Dec 31,
	2003	2002
ASSETS
Current assets:
Cash and cash equivalents	$13,838	$13,001
Cash and cash equivalents, restricted	8,788	9,002
Accounts receivable, net	4,660	4,900
Inventory	7,221	7,876
Other current assets	1,951	2,281
Total current assets	36,458	37,060
Property and equipment, net	11,094	11,967
Other assets	11,995	13,104
Total assets	$59,547	$62,131

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Trade payables	$3,560	$3,013
Accrued liabilities	1,807	1,840
Deferred income on shipments to distributors	1,248	1,242
Current portion of long-term obligations	9,185	9,650
Total current liabilities	15,800	15,745

Long-term obligations	836	1,455

Stockholders’ equity:
Common stock at par	24	24
Additional paid-in-capital	151,198	151,198
Deferred compensation	(83)	(145)
Accumulated other comprehensive loss	(448)	—
Accumulated deficit	(107,780)	(106,146)
Total stockholders’ equity	42,911	44,931
Total liabilities and stockholders’ equity	$59,547	$62,131

Composition of Revenue:

	Q1	Q4	Q-Q	Q1	Y-Y
	2003	2002	Change	2002	Change
Revenue by product(1):

Mature products	36%	33%	24%	42%	9%
New products	64%	67%	6%	58%	37%
Embedded standard products	42%	46%	2%	35%	50%

	Q1	Q4	Q-Q	Q1	Y-Y
	2003	2002	Change	2002	Change

Revenue by geography:

North America	52%	48%	20%	56%	16%
Europe	16%	19%	-9%	22%	-9%
Japan	12%	11%	22%	11%	30%
Rest of World	20%	22%	6%	11%	138%

	Q1	Q4	Q-Q	Q1	Y-Y
	2003	2002	Change	2002	Change

Revenue by End-customer Segment:

Computing	27%	28%	6%	16%	110%
Instrumentation and test	32%	29%	23%	34%	19%
Datacom and telecom	22%	24%	4%	31%	-11%
Graphics and imaging	6%	9%	-19%	11%	-25%
Military and aerospace systems	13%	10%	37%	8%	99%

(1)          Mature products include our pASIC1 and pASIC2 product families.  New products include our pASIC3 and Eclipse FPGA product families together with our ESP product families.  Our embedded standard products include the QuickRAM™, QuickPCI, QuickMIPS™ and V3 product families.